Exhibit 99.1

1 Fountain Square Chattanooga, TN 37402 www.unum.com

news	FOR IMMEDIATE RELEASE
Contacts
	MEDIA	Jim Sabourin 423 294 6300
	INVESTORS	Tom White 423 294 8996 Matt Barnett 423 294 7498

Kinser to retire from Unum Board of Directors

CHATTANOOGA, Tenn. (Aug. 14, 2015) – Unum Group (NYSE: UNM) announced today that Thomas Kinser intends to retire from the company’s board of directors at the end of the year.

“Tom has been a valuable member of our board for more than a decade, and we will certainly miss his industry insights and guidance,” said Chairman Thomas R. Watjen. “We are very appreciative of his contributions and wish him the best in retirement.”

Kinser joined Unum’s board in 2004 and has been a member of the audit and human capital committees.

Kinser was president, chief executive officer and a director of BlueCross BlueShield of Tennessee from 1994 to 2003. From 1991 to 1994, he was executive vice president and chief operating officer of BlueCross BlueShield Association in Chicago. Prior to that time, he held a number of executive positions with BlueCross BlueShield of Georgia, including president and chief executive officer.

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ABOUT UNUM GROUP

Unum Group (www.unum.com) is a leading provider of financial protection benefits in the United States and the United Kingdom. Its primary businesses are Unum US, Colonial Life and Unum UK. Unum’s portfolio includes disability, life, accident and critical illness coverage, which help protect millions of working people and their families in the event of an illness or injury. The company reported revenues of $10.5 billion in 2014, and provided $6.7 billion in benefits.

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